EXHIBIT (14)(A)


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees
Wells Fargo Funds Trust:

We consent to the use of our report dated November 14, 2003 with respect to the financial statements of the Wells Fargo Equity Income Fund, Wells Fargo Large Company Growth Fund, Wells Fargo Montgomery Mid Cap Growth Fund, Wells Fargo Montgomery Small Cap Fund, and the Wells Fargo Specialized Technology Fund, and our report dated July 23, 2004 with respect to the financial statements of the Wells Fargo Montgomery Total Return Bond Fund incorporated herein by reference, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Registration Statement.


/S/ KPMG LLP
___________________________


KPMG LLP
Philadelphia, Pennsylvania
September 15, 2004